Exhibit 99.1

VF Corporation Appoints Matt Puckett as Chief Financial Officer

Puckett succeeds Scott Roe who will retire from VF after 25 years

DENVER--(BUSINESS WIRE)--April 22, 2021--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear, and accessories, today announced that it has appointed Matt Puckett to the position of Executive Vice President and Chief Financial Officer. He will report to VF’s CEO, Steve Rendle, and serve on the company’s Executive Leadership Team.

“I’m very pleased to announce Matt as VF’s next CFO,” said Rendle. “Matt’s VF career has given him a broad range of experience in all facets of financial management, and he deeply understands our company and financial model from his experience working within our brands, our business units, and across international markets. Matt is a clear example of VF’s robust succession planning approach and there’s no one more qualified than him to serve in the CFO position as we pursue the next phase of the VF growth strategy.”

Puckett, 47, recently marked his 20th anniversary with VF. He joined the company in 2001 as a Senior Accountant in the finance organization. In the following years Puckett held a series of finance roles with increasing responsibility, including being appointed in 2009 as CFO of VF’s Sportswear Coalition, which comprised the Nautica® and Kipling® brands.

Immediately following VF’s 2011 acquisition of the Timberland® brand, Puckett was appointed CFO of Timberland® and was integral in helping to guide the brand’s successful integration into VF. In 2015, he was named CFO of VF International, a role that took him to VF’s European headquarters in Stabio, Switzerland, where he was responsible for all aspects of financial management for VF’s business across the EMEA and Asia Pacific regions. Puckett returned to the U.S. in 2019 and has been serving as VF’s Vice President, Global Financial Planning & Analysis.

Puckett succeeds Scott Roe who announced his retirement from VF to pursue other opportunities. Roe spent 25 years with VF, the last six of which were in the CFO position.

“Scott has had a tremendous career at VF and his impact on our organization has been significant,” said Rendle. “Scott was instrumental in helping to build our international platforms during his time as CFO of VF International. He has overseen a number of VF’s acquisitions and divestitures and been a significant partner in helping to actively evolve our brand portfolio throughout his tenure. And importantly, Scott has enabled VF to consistently deliver on our commitments to shareholders and stakeholders, even during challenging times. Scott has worked closely with Matt over the last several years to ensure a smooth and natural transition. We will forever be grateful for his dedication and service.”

Roe will remain with VF through the end of May to close out the company’s fiscal year 2021. Puckett will assume the CFO position upon Roe’s departure from VF.

About VF Corporation

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Contacts

Joe Alkire
Vice President, Corporate Development, Investor Relations and Treasury
720.778.4051

Craig Hodges
Vice President, Corporate Affairs & Communications
720.907.4659